Exhibit 21.1

Subsidiaries

•              Power Medical Interventions Deutschland GmbH (Gesellschaft mit beschränkter Haftung), a German limited liability company

•              Power Medical Interventions France SA

•              Power Medical Interventions Japan, Inc.

•              PowerMed Vascular, Inc., a Pennsylvania corporation